Exhibit 23
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-138049, 333-106288, 333-137239, and 333-114559, and Form S-8 Nos. 333-88426, 333-114381, 333-48924, 333-126735, 333-104515 and 333-96085) of Biopure Corporation and in the related Prospectuses of our report dated January 25, 2008, with respect to the consolidated financial statements of Biopure Corporation included in this Annual Report (Form 10-K) for the year ended October 31, 2007.
/s/ Ernst & Young LLP
Boston, Massachusetts
January 25, 2008